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                                                                  Exhibit 1

                      Dissolution of Limited Partnership

  This Indenture made the 27th day of November nineteen hundred ninety nine.

  Pursuant to the Agreement of Limited Partnerships, for this entity, the General Partner, undersaid, has the right to elect to terminate and does hereby exercise that right. In addition the Limited Partners ratifying consent and do not oppose that election.

  The undersigned general partner and the limited partners of Sinclair Partners, Limited Partnership represent that they are the only members of the limited partnership entitled "Sinclair Partners, Limited Partnership" was formed on 3/24/99. The Limited Partnership has an address at c/o Francis Conklin, 97 Church Road, Easton, CT 06612.

  It is hereby represented and warranted that the only members of the partnership are as follows:

  General Partner  Sinclair Advisors, Ltd. ( Francis Conklin, President )
  Limited Partner   Patriot Advisors Incorporated ( Frank Kristan, President )
  Limited Partner  Templar Corporation ( Frank Kristan, President )

  It is hereby affirmed that the above named partners are the only partners and that there are no other members or assignees of a partnership interest in whole or in part. Interests of the above mentioned partners have not been sold, transferred or assigned to any additional parties.

  It is hereby affirmed that after exercising due diligence, it has been determined that all partners are already in possession of all the Limited Partnership's assets and that no other further distributions are expected.

  Now in Consideration of One Dollar and other good and valuable consideration each to the other in hand paid, receipt of which is acknowledged by all parties, the parties hereby do terminate and dissolve said Limited Partnership and each of the parties hereto hereby realeases the other of and from any ad all obligations growing out of the said limited partnership.

  It is hereby affirmed that all partners, general and limited, release and indemnify each other, as well as the firm of Wolfson, Farkas & Garvey, PC and Jeffrey Farkas, Esq. Individually, from any claims whatsoever arising out of this partnership. An investigation has been conducted and all partners are thoroughly satisfied with the findings.

  If it is hereby affirmed that all partners, general and limited, consent to take all steps necessary in the dissolution of Sinclair Partners, Limited Partnership.

The partners, general and limited, have read, understood and affirm the above:


Sinclair Advisors, Ltd., General Partner        Affix Corporate Seal Here

By: ____________________________
Francis Conklin, President
Date:                                                11/27/99


Templar Corporation                 Affix Corporate Seal Here

By: ____________________________
Frank Kristan, President
Date:                                                11/27/99


Patriot Advisors Incorporated          Affix Corporate Seal Here

By: ____________________________
Frank Kristan, President
Date:  11/27/99